                                [EXHIBIT (a)(1)]

                                 [TEKELEC LOGO]

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK

--------------------------------------------------------------------------------
        THE OFFER EXPIRES ON AUGUST 29, 2003 AT 9:00 P.M., PACIFIC TIME,
                          UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------

     Tekelec is offering to employees of it or its subsidiaries the right to exchange all unexercised options to purchase shares of its common stock under the Tekelec Amended and Restated 1994 Stock Option Plan (the "1994 Plan") that have an exercise price greater than or equal to $14.00 per share for new stock options to purchase fewer shares with a new exercise price to be granted under the 1994 Plan (the "Option Exchange Program"). Members of the Board of Directors, executive officers named in the Summary Compensation Table in our definitive proxy statement filed on April 8, 2003 with the Securities and Exchange Commission with respect to our 2003 Annual Meeting of Shareholders (the "Named Executive Officers") and non-employees are not eligible to participate in this Option Exchange Program.

     At our 2003 Annual Meeting of Shareholders held on May 8, 2003, our shareholders approved an amendment to the 1994 Plan to permit the Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Some key features of the Option Exchange Program include:

     - The number of shares that will be subject to the new option(s) to be granted for each share subject to a cancelled option is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events:

Current Per Share Exercise Price          Number of Shares             Number of Shares
       of Cancelled Option          Subject to Cancelled Options    Subject to New Options
--------------------------------    ----------------------------    ----------------------
        $14.00 to $30.00                         1                           0.500
        $30.01 to $53.00                         1                           0.3333

         If you elect to participate in the Option Exchange Program, you will be required to also tender all options granted to you on or after February 1, 2003, including options granted to you that have an exercise price below $14.00 per share. Such tendered options that have an exercise price below $14.00 per share would be replaced using an exchange ratio determined by using the Black-Scholes option valuation model.

     -   All of the shares subject to an option must be cancelled.

     - The new options will be nonstatutory stock options and not incentive stock options, regardless of whether the options tendered for exchange are incentive stock options or nonstatutory stock options.

     - The outstanding options that employees elect to exchange and that have been accepted for exchange by Tekelec will be cancelled on August 29, 2003, unless this offer is extended. The new options will be granted no sooner than March 1, 2004, which is six (6) months and one (1) day after the date the options will be cancelled.

     - The exercise price of the new options will be the closing sales price of our common stock as reported on The Nasdaq National Market on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date).

     - The new options will be completely unvested at the time of the new grant, regardless of whether the options tendered for exchange were partially or completely vested. The new options will vest as to twenty percent (20%) of the shares subject to the option six (6) months after the new option grant date and will vest as to the remaining eighty percent (80%) of the shares subject to the option in eight (8) equal quarterly installments on the last day of each calendar quarter thereafter, in each case conditioned upon continued employment with Tekelec.

     - Each vested installment of a new option will expire four (4) years after the applicable vesting date, subject to earlier termination as provided in the 1994 Plan if your employment with Tekelec or its subsidiaries terminates.

     The terms of the Option Exchange Program are described in greater detail in this Offer to Exchange document. We urge you to read it and the related documents carefully and in their entirety. This Option Exchange Program is subject to the terms and conditions described in these documents.

     IN ORDER TO RECEIVE NEW OPTION(s) UNDER THE OPTION EXCHANGE PROGRAM, YOU MUST STILL BE EMPLOYED BY TEKELEC OR ONE OF ITS SUBSIDIARIES ON THE NEW OPTION GRANT DATE. YOUR ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM DOES NOT IN ANY WAY CHANGE YOUR STATUS AS AN AT-WILL EMPLOYEE OF TEKELEC (UNLESS EXPRESSLY PROVIDED OTHERWISE BY THE APPLICABLE LAWS OF A NON-U.S. JURISDICTION) OR ASSURE YOU OF CONTINUED EMPLOYMENT WITH TEKELEC OR ONE OF ITS SUBSIDIARIES. IN ADDITION, WE CANNOT GUARANTEE THAT YOU WILL RECEIVE NEW OPTIONS IN THE OPTION EXCHANGE PROGRAM IF A CHANGE OF CONTROL OF TEKELEC OCCURS BETWEEN THE CANCELLATION OF YOUR OPTIONS AND THE NEW OPTION GRANT DATE.

     If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.

     We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to obtain value from their options. We also believe that it will provide a more tangible incentive to employees to work to increase Tekelec's share value overall. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE PROGRAM, NEITHER TEKELEC NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

     Shares of our common stock are quoted on The Nasdaq National Market under the symbol "TKLC". On July 31, 2003, the last sale price of our common stock as reported on The Nasdaq National Market was $14.44 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

     YOU SHOULD DIRECT QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE ELECTION TO PARTICIPATE TO KAROLYN FLESHER, TEKELEC STOCK PLAN ADMINISTRATOR, BY TELEPHONE AT (818) 880-7820.

                               SUMMARY TERM SHEET

     This section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Election to Participate form because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Election to Participate form.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1. WHAT IS THE OPTION EXCHANGE PROGRAM?

     We are offering to our employees the right to exchange some or all of the unexercised options to purchase shares of our common stock that they currently hold that have an exercise price greater than or equal to $14.00 per share for new stock options to purchase fewer shares with a new exercise price to be granted on the date of the first meeting of our compensation committee held more than six (6) months and one (1) day after the date we cancel the options accepted for exchange. We currently anticipate that the new options will be granted under the Option Exchange Program on or after March 1, 2004, unless this offer is extended.

2. WHY IS TEKELEC IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

     We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. In addition, the number of unexercised options has grown to an undesirable level. As of July 24, 2003, approximately 54% of outstanding stock options under the 1994 Plan had exercise prices higher than our current stock price, of which approximately 98% had exercise prices equal to or greater than $14.00. Although these "underwater" stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are cancelled, the options will remain on our books with the potential to dilute our shareholders' interests for up to ten years from the grant date. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase shares at a new price.

     Since stock options are a key long-term incentive in our total compensation strategy, the Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the Option Exchange Program will create better performance incentives for our employees and increase the value of our common stock for shareholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.

3. WHO IS ELIGIBLE TO PARTICIPATE?

     All employees of Tekelec or its subsidiaries who hold stock options under the 1994 Plan with an exercise price greater than or equal to $14.00 per share are eligible to participate in the Option Exchange Program. Members of our Board of Directors, our Named Executive Officers and non-employees are not eligible to participate in the Option Exchange Program. Additionally, in order to participate in the Option Exchange Program, you will be required to also tender all options granted to you on or after February 1, 2003, including options granted to you that have an exercise price below $14.00 per share. Such tendered options that have an exercise price below $14.00 per share would be replaced using an exchange ratio determined by using the Black-Scholes option valuation model.

4. ARE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     Employees located outside of the United States are eligible to participate in the Option Exchange Program.

5. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering the right to exchange all unexercised options to purchase shares of Tekelec common stock with an exercise price greater than or equal to $14.00 per share granted by Tekelec under the 1994 Plan prior to the date of the Offer to Exchange. All new options granted under the Option Exchange Program will be granted under the 1994 Plan.

6. WHY CAN'T TEKELEC JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

     In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to reprice options, we would be required for financial reporting purposes to record compensation expense against our earnings. In addition, in March 2000, in an effort to ensure sound corporate governance principles, our Board of Directors amended the 1994 Plan to prohibit us from amending or adjusting the exercise price of any outstanding stock options, whether through amendment, cancellation, replacement grant or otherwise. At our 2003 Annual Meeting of Shareholders held on May 8, 2003, our shareholders approved an amendment to the 1994 Plan to permit the Option Exchange Program.

7. WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

     Because of the number of options currently outstanding, a grant of additional options to all Tekelec employees holding out-of-the-money options could significantly dilute our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share.

8. IN BRIEF, WHAT WILL BE THE SEQUENCE OF EVENTS SHOULD I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Exchange Election Period    You may elect to participate in the            August 1, 2003 - August 29, 2003
                            Option Exchange Program during this time

                            ALL ELECTIONS MUST BE RECEIVED BY 9:00
                            P.M. PACIFIC TIME ON AUGUST 29, 2003.

Cancellation Date           All options you elect to include in the        August 29, 2003, unless the offer is
                            Option Exchange Program are cancelled          extended

New Option Grant Date       This is the date new options are granted to    On or after March 1, 2004
                            replace the options you elected to have        (a minimum of 6 months and 1 day
                            cancelled                                      after the cancellation date)

9. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

     To participate in the Option Exchange Program, you must make a voluntary election that will become irrevocable at 9:00 p.m. Pacific Time on August 29, 2003 to cancel your outstanding stock options in exchange for new stock options to be granted on the new option grant date. To make this voluntary election, you must complete the Election to Participate that is attached at the end of this Offer to Exchange, sign it, and ensure that Tekelec Stock Administration receives it no later than 9:00 p.m. Pacific Time on August 29, 2003. You can return your form by fax to (818) 880-0176 or by mail to Tekelec, 26580 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Tekelec Stock Plan Administrator. Alternatively, you can return your form by mail or hand delivery to Tekelec Stock Administration at one of the following locations:

Andrea Kainz                           Alexis McCain                       Joanne Whatley
Corporate Training Administrator       Senior HR Generalist                HR Representative
5200 Paramount Parkway                 2425 North Central Expressway       3601 E. Plano Parkway, #100
Morrisville, North Carolina 27560      Richardson, Texas 75080             Plano, Texas 75074

     Tekelec Stock Administration will send you a confirmation by e-mail promptly after receipt of your Election to Participate. Tekelec will send another confirmation within three (3) business days after the expiration date confirming the cancellation of your options under the Option Exchange Program.

10. WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

     The deadline to elect to participate in the Option Exchange Program is 9:00 p.m. Pacific Time on August 29, 2003, unless we extend it. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

     We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Option Exchange Program. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer.

11. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

     If your election is not received by Tekelec Stock Administration by the deadline, you will retain your existing options and will not participate in the Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms.

12. HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED AN ELECTION TO PARTICIPATE?

     You may withdraw your election to participate in the Option Exchange Program at any time before 9:00 p.m. Pacific Time on August 29, 2003. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Notwithstanding the above, if we do not accept your options for participation in the Option Exchange Program before September 29, 2003, the fortieth (40th) U.S. business day from the commencement of the Option Exchange Program, you may withdraw such options at any time after 9:01 p.m., Pacific Time, September 29, 2003.

     To withdraw an election to exchange options, you must deliver to Tekelec Stock Administration a completed Notice of Withdrawal in the form accompanying this Offer to Exchange with the required information prior to 9:00 p.m. Pacific Time on August 29, 2003. The Notice of Withdrawal may be delivered in the same manner and to the same locations described in the answer to Question 9. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 9.

13. WHEN WILL THE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM E*TRADE OPTIONSLINK?

     After you submit your Election to Participate, the options that you have elected to exchange will continue to appear in E*TRADE OptionsLink until the effective date of the cancellation. If you attempt to exercise any of these options during that period without first withdrawing your election, Tekelec Stock Administration will block the transaction and you will be responsible for any resulting costs and liabilities.

14. WHEN AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS?

     Because of unfavorable accounting consequences, participants in the Option Exchange Program are not eligible to receive any additional stock option grants until after March 1, 2004. After this date, participants in the Option Exchange Program will be eligible for future stock option grants.

15. DOES TEKELEC PLAN TO MAKE ANY COMPANY-WIDE OPTION GRANTS BETWEEN THE CANCELLATION DATE AND THE NEW OPTION GRANT DATE?

     No. We do not anticipate making any company-wide option grants until after the new option grant date.

16. ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?

     If you participate in the Option Exchange Program and are a citizen or resident of the United States, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other option grant. Those consequences are described in Section 13 of the Offer to Exchange. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible stock options will change.

     If you are a tax resident of a country other than the United States, the tax consequences of participating in this Option Exchange Program may be different for you. Please be sure to read Section 14 of this Offer to Exchange that discusses the potential tax consequences in the country in which you are subject to tax.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

17. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

     The decision to participate in the Option Exchange Program must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

18. WHAT DOES TEKELEC AND TEKELEC'S BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?

     Our Board of Directors approved the Option Exchange Program, but neither Tekelec nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. Members of our Board of Directors and our Named Executive Officers are not eligible to participate in the Option Exchange Program.

19. WHAT IF MY EMPLOYMENT AT TEKELEC ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE NEW OPTION GRANT DATE?

     Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Tekelec is on an at-will basis, and nothing in this Offer to Exchange modifies or changes that. You cannot revoke your Election to Participate after 9:00 p.m. Pacific Time on August 29, 2003. If your employment with Tekelec or one of its subsidiaries is terminated by you or Tekelec voluntarily, involuntarily or for any reason or no reason, before your new options are granted, you WILL NOT have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the new option grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF TEKELEC OR ONE OF OUR SUBSIDIARIES ON THE NEW OPTION GRANT DATE, YOU WILL NOT RECEIVE NEW OPTIONS UNDER THE OPTION EXCHANGE PROGRAM OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

20. WHICH OPTIONS CAN BE CANCELLED?

     You may voluntarily elect to cancel one or more entire outstanding option(s) granted to you under the 1994 Plan with an exercise price greater than or equal to $14.00 per share. In addition, should you elect to participate in the Option Exchange Program, any options granted to you on or after February 1, 2003, including those that have an exercise price below $14.00 per share, must be cancelled.

21. CAN I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?

     Yes. You may exchange any or all of your unexercised options, whether or not they are vested.

22. DO I HAVE TO EXCHANGE AN ENTIRE OPTION OR CAN I DECIDE TO CANCEL ONLY A PORTION OF AN OPTION?

     You may choose to cancel one unexercised option in its entirety and not cancel another option. However, you may not partially cancel a particular option grant. By way of example, if you have an option for 1,000 shares granted in April 2000 and another for 450 shares granted in February 2002, you could elect to cancel both, either or neither of these grants. You could not elect to cancel only 500 shares of the April 2000 grant, or any other partial cancellation of either option grant.

     Also, if you decide to tender any of your options under the Option Exchange Program, then you must tender all of your options that were granted to you on or after February 1, 2003. By way of example, if you received an option grant in June 2000 and a grant in March 2003, and you want to tender for exchange your June 2000 option grant, you would also be required to tender your March 2003 option grant.

23. CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY COMPLETELY EXERCISED?

     No. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not eligible for exchange under the Option Exchange Program.

24. CAN I EXCHANGE OPTIONS THAT I HAVE PARTLY EXERCISED, BUT STILL HAVE SOME UNEXERCISED SHARES REMAINING?

     If you previously exercised an option in part, the remaining unexercised portion of the option that is outstanding may be exchanged under the Option Exchange Program.

25. IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

     If you elect to participate in the Option Exchange Program, then at 9:00 p.m. Pacific Time on August 29, 2003, unless the offer is extended, we will cancel all of your outstanding options that you have elected to cancel and any options granted to you during the six (6) months preceding August 29, 2003. Shares which are subject to options that are cancelled and which are not used for the grant of new options will be retired and will not be returned to the pool of shares reserved under the 1994 Plan for future option grants by Tekelec.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

26. WHEN WILL TEKELEC GRANT THE NEW OPTIONS?

     We will grant the new options on the new option grant date, which will be the date of the first meeting of the Compensation Committee on or after March 1, 2004, as determined in the sole discretion of our board of directors. If we cancel options elected for exchange on August 29, 2003, the new option date of the new options will be on or after March 1, 2004. It is our current intention to grant new options under the Option Exchange Program as close to March 1, 2004 as possible. In no event will new options be granted under the Option Exchange Program sooner than six (6) months and one (1) day after the cancellation date.

27. HOW MANY NEW OPTION SHARES WILL I RECEIVE?

     Employees who participate in this program will receive a new option on the new option grant date in exchange for each cancelled option. The number of shares covered by each new option will depend on the exercise price of each cancelled option. The number of shares that will be subject to the new option(s) to be granted to you for each share subject to an option that is cancelled under the Option Exchange Program is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events that may occur during the exchange period:

Current Per Share Exercise Price          Number of Shares             Number of Shares
       of Cancelled Option          Subject to Cancelled Options    Subject to New Options
       -------------------          ----------------------------    ----------------------
        $14.00 to $30.00                         1                           0.500
        $30.01 to $53.00                         1                          0.3333

For example, if the cancelled option covered 3,000 shares at an exercise price of $25.00 per share, the new option would cover 1,500 shares. On the other hand, if the cancelled option covered 3,000 shares at an exercise price of $40.00 per share, the new option would cover 1,000 shares.

     Additionally, in order to participate in the Option Exchange Program, you will be required to also tender all options granted to you on or after February 1, 2003, including options granted to you that have an exercise price below $14.00 per share. Such tendered options that have an exercise price below $14.00 per share would be replaced using an exchange ratio determined by using the Black-Scholes option valuation model.

     No fractional shares will be issued. If the number of shares subject to a new option issuable on the grant date would include a fraction of a share, the number of shares will be rounded down to the nearest whole share on a grant-by-grant basis. For example, if you exchange an option to purchase 251 shares at an exercise price of $25.00 per share, the actual number of options you will receive will be 125 shares, with no fractional 0.50 shares issued.

     Each new option will be granted under the 1994 Plan under a new stock option award form. If you choose to cancel more than one option, you will have the same number of options following the new option grant date. We may elect to consolidate separate cancelled options into a single new option.

28. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be the closing sales price of our common stock as reported on The Nasdaq National Market on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date).

29. IF THE EXERCISE PRICE ON THE NEW OPTIONS IS HIGHER THAN IT WAS ON MY OLD (CANCELLED) OPTIONS, CAN I REVERT TO MY ORIGINAL GRANT WITH ITS ORIGINAL EXERCISE PRICE?

     No. Once your old options have been cancelled, it is not possible to regrant them. BECAUSE THE NEW OPTION GRANT DATE IS MORE THAN SIX (6) MONTHS AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE AND THE MARKET PRICE OF OUR STOCK IS VOLATILE, IT IS POSSIBLE THAT THE NEW OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. YOU MUST CAREFULLY CONSIDER THE EXERCISE PRICE OF YOUR EXISTING OPTIONS AND YOUR EXPECTATIONS OF THE FUTURE VALUE OF THE STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

30. WHAT WILL THE VESTING SCHEDULE OF THE NEW OPTIONS BE?

     The new options will be completely unvested at the time of the new option grant date, regardless of whether the options tendered for exchange were partially or completely vested. The new options will vest as to twenty percent (20%) of the shares subject to the option six (6) months after the new option grant date and will vest as to the remaining eighty percent (80%) of the shares subject to the option in eight (8) equal quarterly installments on the last day of each calendar quarter thereafter, in each case conditioned upon continued employment with Tekelec.

31. CAN I HAVE AN EXAMPLE?

     The following is an example for a hypothetical employee. Your situation is likely to vary in significant respects.

ORIGINAL OPTION:
   Grant Date:                                                          June 6, 2001
   Shares subject to original stock option:                             1,000
   Original stock option exercise price:                                $25.50
   Original vesting schedule:                                           6.25% of the shares vested on September 30, 2001,
                                                                        and
                                                                        6.25% of the shares vest on the last day of each
                                                                        of the next 15 calendar quarters thereafter
   Shares vested on the cancellation date (August 1, 2003):             500

NEW OPTION:
   Hypothetical new option grant date:                                  March 4, 2004
   Hypothetical closing stock price on the new option grant date:       $15.00
   Shares subject to new option:                                        500
   Shares that would be vested on the new option grant date:            0
   Shares vesting September 4, 2004, the date that is six months        100
   after the new option grant date:
   Shares vesting on December 31, 2004 and on the last day of each      50
   subsequent calendar quarter thereafter for a total of eight quarters:

32. WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

     The terms and conditions of the new options will be substantially the same as the cancelled options, except that the new options will have a new exercise price, a new vesting schedule and will cover fewer shares. In addition, the new options will be nonstatutory stock options, regardless of whether the cancelled options were incentive stock options or nonstatutory stock options. Each vested installment of a new option will expire four (4) years after the applicable vesting date, subject to earlier termination as provided in the 1994 Plan if your employment with Tekelec or its subsidiaries terminates for any reason.

33.   WHEN WILL I SEE THE NEW OPTIONS AT E*TRADE OPTIONSLINK?

    All employees can view their stock options on the Internet at E*TRADE OptionsLink (http://www.optionslink.com). We anticipate that you will see your new stock options in your account within approximately fifteen (15) days of the new option grant date.

34. WHAT HAPPENS IF TEKELEC IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

    In the event of a change of control of Tekelec occurring before we issue the new stock options, to the extent the acquiring company agrees to assume other outstanding options of Tekelec, we will require the acquiring company to also assume the obligation to issue the new stock options pursuant to the Option Exchange Program. The Option Exchange Program is designed such that employees with the right to receive new stock options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a new stock option in the surviving entity provided that you remain continuously employed with Tekelec and the acquiring company or one of their subsidiaries through the new option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction.

    In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue new options under the Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

    We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore assume the obligation to issue new options under the Option Exchange Program. THEREFORE, IT IS POSSIBLE THAT YOU WOULD NOT RECEIVE ANY NEW OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF WE ARE ACQUIRED BEFORE THE NEW OPTIONS ARE GRANTED UNDER THE OPTION EXCHANGE PROGRAM. In addition, the announcement of a change of control transaction regarding Tekelec could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

35. AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP "UNDERWATER"?

    We are implementing the Option Exchange Program at this time due to the stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not currently expect to implement such a program again in the foreseeable future. As your stock options had a term of ten years from the grant date, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

                                    IMPORTANT

    If you wish to exchange your options, you must complete and sign the accompanying Election to Participate form in accordance with its instructions, and deliver it to Karolyn Flesher in Tekelec Stock Administration. You may send documents by fax to (818) 880-0176 or by mail to Tekelec, 26580 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Tekelec Stock Plan Administrator. Alternatively, you can return your form by mail or hand delivery to Tekelec Stock Administration at one of the following locations:

Andrea Kainz                                     Alexis McCain                          Joanne Whatley
Corporate Training Administrator                 Senior HR Generalist                   HR Representative
5200 Paramount Parkway                           2425 North Central Expressway          3601 E. Plano Parkway, #100
Morrisville, North Carolina 27560                Richardson, Texas 75080                Plano, Texas 75074

    Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m. Pacific Time on August 29, 2003. If you send your documents by fax, please be sure to retain a confirmation of delivery. You do not need to return your existing stock option agreements to participate in the Option Exchange Program.

    THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE WITH OR SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANYONE IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. NO ACTION HAS BEEN TAKEN BY TEKELEC THAT WOULD, OR IS INTENDED TO, PERMIT AN OFFER OF THE SECURITIES IN ANY COUNTRY OR JURISDICTION WHERE ANY SUCH ACTION FOR THAT PURPOSE IS REQUIRED. ACCORDINGLY, THE SECURITIES MAY NOT BE EXCHANGED, OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, AND NEITHER THIS OFFER TO EXCHANGE NOR ANY OTHER OFFER TO EXCHANGE, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER DOCUMENT OR INFORMATION MAY BE DISTRIBUTED OR PUBLISHED IN ANY COUNTRY OR JURISDICTION EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

    TEKELEC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS UNDER THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. TEKELEC HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING ELECTION TO PARTICIPATE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TEKELEC.

                               TABLE OF CONTENTS

                                                                                                                              PAGE
                                                                                                                              ----
INTRODUCTION...............................................................................................................     1
   1.      NEW OPTIONS; EXPIRATION DATE....................................................................................     1
   2.      PURPOSE OF THE OPTION EXCHANGE PROGRAM..........................................................................     3
   3.      PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM...........................................     4
   4.      WITHDRAWAL RIGHTS...............................................................................................     4
   5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS..................................................     5
   6.      CONDITIONS OF THE OPTION EXCHANGE PROGRAM.......................................................................     6
   7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS..............................................................     8
   8.      SOURCE AND AMOUNT OF CONSIDERATION..............................................................................     8
   9.      INFORMATION CONCERNING TEKELEC; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION......................     9
  10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.......................    11
  11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION
           EXCHANGE PROGRAM................................................................................................    12
  12.      LEGAL MATTERS; REGULATORY APPROVALS.............................................................................    12
  13.      MATERIAL U.S. TAX CONSEQUENCES..................................................................................    12
  14.      MATERIAL TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES...    13
  15.      EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT................................................    18
  16.      FEES AND EXPENSES...............................................................................................    18
  17.      ADDITIONAL INFORMATION..........................................................................................    18

                                  INTRODUCTION

    Tekelec is offering to the employees of it or its subsidiaries the right to exchange certain outstanding options to purchase shares of our common stock under the 1994 Plan for new stock options that we will grant under the 1994 Plan. Members of our Board of Directors, Named Executive Officers and non-employees are not eligible to participate in the Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Grants of new options under the Option Exchange Program will be made on the date of the first meeting of the Compensation Committee of Tekelec's Board of Directors held at least six (6) months and one (1) day from the date we cancel the options accepted for exchange. It is our current intention to hold this meeting of the compensation committee of Tekelec's Board of Directors as close to March 1, 2004 as possible. The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange; however, you cannot elect to cancel and exchange only a part of an outstanding option. If you tender any option grant for exchange, you will be required to also tender all options granted to you on or after February 1, 2003. The Option Exchange Program is subject to conditions, which are described in Section 6 of this document.

    IN ORDER TO RECEIVE THE NEW OPTION, YOU MUST STILL BE EMPLOYED WITH US OR ONE OF OUR SUBSIDIARIES ON THE NEW OPTION GRANT DATE. YOUR ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM DOES NOT IN ANY WAY CHANGE YOUR STATUS AS AN AT-WILL EMPLOYEE OF TEKELEC (UNLESS EXPRESSLY PROVIDED OTHERWISE BY THE APPLICABLE LAWS OF A NON-U.S. JURISDICTION) OR ASSURE OF YOU OF CONTINUED EMPLOYMENT WITH TEKELEC. IN ADDITION, WE CANNOT GUARANTEE YOU THAT YOU WILL RECEIVE A NEW OPTION IN THE OPTION EXCHANGE PROGRAM IF A CHANGE OF CONTROL OF TEKELEC OCCURS BETWEEN THE CANCELLATION OF YOUR OPTIONS AND THE NEW OPTION GRANT DATE.

    We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

    As of July 24, 2003, there were 18,315,001 shares underlying options outstanding under the 1994 Plan and 1,098,547 shares available for grant. Of the outstanding options, options to purchase 9,711,685 shares would be eligible for exchange under the proposed Option Exchange Program. These options had exercise prices ranging from $14.08 to $52.19 per share. All options we accept in this program will be cancelled. The shares of common stock subject to those options cancelled in the Option Exchange Program and which are not used for the grant of new options will be retired and will not be returned to the pool of shares available for new option grants under the 1994 Plan.

1.   NEW OPTIONS; EXPIRATION DATE.

    Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected and accepted for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below, for new options to purchase common stock under the 1994 Plan.

    The number of shares that will be subject to the new option(s) to be granted to you for each share subject to an option that is cancelled under the Option Exchange Program is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events that may occur during the exchange period:

Current Per Share Exercise Price                Number of Shares                       Number of Shares
       of Cancelled Option                Subject to Cancelled Options              Subject to New Options
       -------------------                ----------------------------              ----------------------
       $14.00 to $30.00                                  1                                    0.500
       $30.01 to $53.00                                  1                                   0.3333

    IN ADDITION, IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE UNDER THE OPTION EXCHANGE PROGRAM, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTIONS GRANTED TO YOU ON OR AFTER FEBRUARY 1, 2003, INCLUDING OPTIONS GRANTED TO YOU THAT HAVE AN EXERCISE PRICE BELOW $14.00 PER SHARE. Such tendered options that have an exercise price below $14.00 per share would be replaced using an exchange ratio determined by using the Black-Scholes option valuation model.

    No fractional shares will be issued. If the number of shares subject to a new option would include a fraction of a share, the number of shares will be rounded down to the nearest whole share. For example, if you exchange an option to purchase 251 shares at an exercise price of $25.00 per share, the actual number of options you will receive will be 125 shares, with no fractional 0.50 shares issued.

    The new options will be subject to the terms of the 1994 Plan and a new option award form. All new options granted in the Option Exchange Program will be nonstatutory stock options, regardless of whether the cancelled options were incentive stock options or nonstatutory stock options. If you choose to cancel more than one option, you will have the same number of options following the new option grant date, with the number of shares subject to each new option adjusted as set forth in the table above. We may elect to consolidate separate cancelled options into a single new option. The exercise price of the new options granted in the Option Exchange Program will be the closing sales price of our common stock as reported on The Nasdaq National Market on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date). The new options granted under the Option Exchange Program will be completely unvested at the time of the new option grant date, regardless of whether the options tendered for exchange were partially or completely vested. The new options will vest as to twenty percent (20%) of the shares subject to the option six (6) months after the new option grant date and will vest as to the remaining eighty percent (80%) of the shares subject to the option in eight (8) equal quarterly installments on the last day of each calendar quarter thereafter, in each case conditioned upon continued employment with Tekelec. Each vested installment of a new option will expire four (4) years after the applicable vesting date, subject to earlier termination as provided in the 1994 Plan if employment with Tekelec is terminated. The other terms and conditions of the new options granted under the Option Exchange Program will be substantially the same as the cancelled options.

    Any current employee of Tekelec or its subsidiaries who holds stock options under the 1994 Plan with an exercise price greater than or equal to $14.00 per share is eligible to participate in the Option Exchange Program. Any employee whose employment with us has been terminated before the new grant date, whether voluntarily or involuntarily, is not eligible to participate in the Option Exchange Program, irrespective of the effective date of termination. Members of Tekelec's Board of Directors, Named Executive officers and non-employees are not eligible to participate in the Option Exchange Program.

    IF YOU ARE NOT AN EMPLOYEE OF TEKELEC OR ONE OF OUR SUBSIDIARIES ON THE NEW OPTION GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION(S) IN EXCHANGE FOR YOUR CANCELLED OPTION(S) THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

    If you wish to participate in the Option Exchange Program, you may elect to cancel any of your options under the 1994 Plan. If you elect to cancel an option, it must be cancelled as to all shares that are subject to the option. An option cannot be partially cancelled. In addition, if you tender any option grant for exchange under the Option Exchange Program, you will be required to also tender all options granted to you on or after February 1, 2003.

    The term "expiration date" means 9:00 p.m. Pacific Time on August 29, 2003, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the expiration date.

    We will notify you of such action, and extend the expiration date for a period of no fewer than ten (10) business days after the date of such notice if we increase or decrease:

    -   the amount of consideration offered for the options; or

    - the period in which you may participate in the Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

    For purposes of the Option Exchange Program, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.   PURPOSE OF THE OPTION EXCHANGE PROGRAM.

    We issued the options outstanding under the 1994 Plan to provide our employees an opportunity to acquire or increase their ownership stake in Tekelec, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

    Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent market price of our common stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current shareholders.

    In addition, the number of unexercised options has grown to an undesirable level. As of July 24, 2003, approximately 54% of outstanding stock options under the 1994 Plan had exercise prices higher than our current stock price, of which approximately 98% had exercise prices equal to or greater than $14.00. Although these "underwater" stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are cancelled, the options will remain on our books with the potential to dilute our shareholders' interests for up to ten (10) years from the grant date. Because of the number of options currently outstanding, a grant of additional options to all Tekelec employees holding out-of-the-money options could be significantly dilutive to our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share.

    CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE NEW OPTION GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION(S)) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION(S), OR THAT YOUR NEW OPTION(S) WILL INCREASE IN VALUE OVER TIME.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no agreements (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

    - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

    - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    -   any change in our Board of Directors or management;

    -   any other material change in our corporate structure or business;

    - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    - the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

    - the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans or purchases made under our employee stock purchase plan) in an amount that is material to us; or

    - any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

    Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.   PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

    PROPER EXCHANGE OF OPTIONS. To elect to participate in the Option Exchange Program, you must properly complete, duly execute and deliver to us the Election to Participate form, or a facsimile of the same. Tekelec Stock Administration must receive all of the required documents before the expiration date. You can deliver them by fax to (818) 880-0176 or by mail to Tekelec, 26580 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Tekelec Stock Plan Administrator. Alternatively, you can return your form by mail or hand delivery to Tekelec Stock Administration at one of the following locations:

Andrea Kainz                                     Alexis McCain                          Joanne Whatley
Corporate Training Administrator                 Senior HR Generalist                   HR Representative
5200 Paramount Parkway                           2425 North Central Expressway          3601 E. Plano Parkway, #100
Morrisville, North Carolina 27560                Richardson, Texas 75080                Plano, Texas 75074

    Please allow sufficient time to ensure that we receive these documents on time. If Tekelec Stock Administration does not receive your form by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION TO PARTICIPATE AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU DO NOT RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT OF YOUR ELECTION TO PARTICIPATE FORM PROMPTLY AFTER DELIVERY OF THE FORM TO TEKELEC STOCK ADMINISTRATION, PLEASE CONTACT TEKELEC STOCK ADMINISTRATION AT YOUR OFFICE LOCATION.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the Option Exchange Program under the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU UNDER THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

    Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

    You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

    You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m. Pacific Time on August 29, 2003. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Notwithstanding the above, if we do not accept your options for participation in the Option Exchange Program before September 29, 2003, the fortieth (40th) business day from the commencement of the Option Exchange Program, you may withdraw such options at any time after 12:01 a.m., Eastern Time, September 29, 2003.

    To withdraw options, you must deliver a written Notice of Withdrawal with the required information included, while you still have the right to withdraw the Election to Participate. A form of Notice of Withdrawal accompanies this Offer to Exchange. The Notice of Withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. You can send it by mail to Tekelec, 26580 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Tekelec Stock Plan Administrator, or by facsimile to (818) 880-0176. Alternatively, you can hand deliver your Notice of Withdrawal to Tekelec Stock Administration the locations identified in Section 3.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

    Neither Tekelec nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date pursuant to Section 4 of this Offer to Exchange. If your options are properly elected for exchange on or prior to August 29, 2003 and accepted for exchange, you will be granted a new stock option on the new option grant date, which will be on or after March 1, 2004. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you on or after February 1, 2003. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new stock option on the date of a meeting of the Compensation Committee of the Board of Directors held at least six (6) months and one (1) day after the extended date.

    If we accept options you elect to exchange in the Option Exchange Program, you will be ineligible until after the new option grant date for any additional stock option grants for which you might otherwise have been eligible before the new option grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Option Exchange Program.

    The method for determining the number of shares pursuant to new options and terms of such new options that you may be granted under the Option Exchange Program are set forth and described in Section 1 ("New Options; Expiration Date").

    Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Tekelec is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with Tekelec or one of its subsidiaries is terminated by you or Tekelec voluntarily, involuntarily, or for any reason or no reason, before the new option grant date, you will not have a right to any stock options that were previously cancelled, and you will not have a right to any grant that would have been granted on the new option grant date. If you are not an employee of Tekelec or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of a new option in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your cancelled options if you are not an employee from the date you elect to participate in the Option Exchange Program through the date we grant the new options.

    In the event of a change of control of Tekelec occurring before we issue the new options under the Option Exchange Program, to the extent the acquiring company agrees to assume other outstanding options of Tekelec, we will require the acquiring company to assume the obligation to issue new options under the Option Exchange Program. The Option Exchange Program is designed such that employees with the right to receive new options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a new option in the surviving entity provided that you remain continuously employed with Tekelec and the acquiring company through the new option grant date. The amount of shares subject to the new stock option grant you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the number of shares indicated previously in this Section 1. The exercise price per share of the new options would be the closing price of the acquiring company's stock on the new option grant date.

    In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue new options under the Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

    We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore the obligation to issue new options under the Option Exchange Program. THEREFORE, IT IS POSSIBLE THAT YOU WOULD NOT RECEIVE ANY NEW OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF WE ARE ACQUIRED BEFORE THE NEW OPTIONS ARE GRANTED UNDER THE OPTION EXCHANGE PROGRAM. In addition, the announcement of a change of control transaction regarding Tekelec could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

    We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our company and our shareholders.

    For purposes of the Option Exchange Program, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will receive a confirmation by email of our acceptance for exchange of such options promptly after receipt of your Election to Participate in the Option Exchange Program. We anticipate that your new options will be reflected at E*Trade OptionsLink (www.optionslink.com) within approximately fifteen days of the new grant being made to you. Your new option award forms will be mailed to you within approximately three (3) weeks of the new option grant date.

6.   CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

    Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after August 1, 2003 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Option Exchange Program or to accept and cancel options submitted to us for exchange:

   (1) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange under the Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tekelec or our subsidiaries;

   (2) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Option Exchange Program or Tekelec or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        - make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

        - delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange; or

        - materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tekelec or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

   (3)  there has occurred:

        - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad;

        - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, whether or not mandatory;

        - the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories;

        - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

        - any negative change in the general political, market, economic or financial conditions in the United States or abroad that has or is reasonably likely to have (in Tekelec's reasonably judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of Tekelec or our subsidiaries or the trading volume and/or price of the shares of our common stock;

        - in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof; or

        - any decline in either The Nasdaq National Stock Market or the Standard and Poor's Index of 500 Companies by an amount in excess of ten percent (10%) measured during any time period after the close of business on August 1, 2003;

   (4) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense in connection with the Option Exchange Program;

   (5) a tender offer or exchange offer for any or all of the shares of our common stock (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person other than us or our subsidiaries;

   (6)  one or more of the following has occurred:

        - any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, (other than any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the Securities and Exchange Commission on or before August 1, 2003);

        -   any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the Securities and Exchange Commission on or before August 1, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding shares of our common stock and such acquisition should be reported on a Schedule 13D; or

        - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

   (7) any negative change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Tekelec or our subsidiaries that has or is reasonably likely to have (in Tekelec's reasonable judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of Tekelec or our subsidiaries; or

   (8) we determine that there is a reasonable likelihood that the completion of the offer and the purchase of the shares may otherwise cause the shares to be delisted from The Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

    The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all parties.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

    There is no market for options to purchase our common stock. Our common stock is quoted on The Nasdaq National Market System under the symbol "TKLC." The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by The Nasdaq National
Market:

                                                                                        HIGH         LOW
                                                                                     ----------   ---------
FISCAL 2001
   First Quarter................................................................        $31.75     $16.25
   Second Quarter...............................................................         35.90      14.81
   Third Quarter................................................................         26.89      11.50
   Fourth Quarter...............................................................         22.25      11.81
FISCAL 2002
   First Quarter................................................................         20.99      10.88
   Second Quarter...............................................................         12.26       7.63
   Third Quarter................................................................         12.13       5.97
   Fourth Quarter...............................................................         11.75       7.61
FISCAL 2003
   First Quarter................................................................         12.30       7.56
   Second Quarter...............................................................         14.54       8.67
   Third Quarter (through July 31, 2003)........................................         15.30      11.00

    WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

8.   SOURCE AND AMOUNT OF CONSIDERATION.

    We will issue new options to purchase common stock under the 1994 Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares subject to new options that will be granted for each share subject to a cancelled option and terms of those new options are described in Section 1 ("New Options; Expiration Date"). We will issue a new option award form to each option holder who receives a new option on the new option grant date. Options to purchase a maximum of approximately 3,922,450 shares will be granted under the Option Exchange Program if the maximum number of eligible options are surrendered for cancellation.

    The terms and conditions of current options under the 1994 Plan are set forth in the 1994 Plan and the stock option award forms issued in connection with the grant. The terms and conditions of the 1994 Plan are summarized in the applicable prospectuses prepared by us and previously distributed to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND THE 1994 PLAN AS INDICATED BELOW.

    IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE 1994 PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1994 PLAN AND THE FORM OF STOCK OPTION AGREEMENTS UNDER THE 1994 PLAN.

    PLEASE CONTACT KAROLYN FLESHER, TEKELEC STOCK PLAN ADMINISTRATOR, AT (818) 880-7820 TO RECEIVE A COPY OF THE 1994 PLAN, PROSPECTUSES OR FORMS OF STOCK OPTION AWARD FORMS. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9. INFORMATION CONCERNING TEKELEC; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

OVERVIEW

    Tekelec designs, manufactures, markets and supports network systems products and selected service applications for telecommunications networks and contact centers. Our customers include telecommunications carriers, network service providers, and contact center operators. Our network systems products help direct and control voice and data communications. They enable carriers to control, establish and terminate calls. They also enable carriers to offer intelligent services, which include any services other than the call or data transmission itself. Examples include familiar products such as call waiting, caller ID, voice messaging, toll free calls (e.g., "800" calls), prepaid calling cards, text messaging and local number portability. Some of our network systems products also allow the monitoring and surveillance of network elements while the network is in operation and deliver revenue assurance features such as fraud protection. Our contact center products provide workforce management and intelligent call routing systems for single and multiple site contact centers. We sell our contact center products primarily to customers in industries with significant contact center operations such as financial services, telecommunications and retail. The address of our principal executive offices is 26580 West Agoura Road, Calabasas, California 91302, and our telephone number is
(818) 880-5656.

    Additional information about Tekelec is available from the documents described in Section 17. The financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

SELECTED FINANCIAL DATA

    The following table summarizes certain of our consolidated financial data.

                                                                                 YEAR ENDED                THREE MONTHS ENDED
                                                                        ----------------------------  ----------------------------
                                                                        DEC. 31, 2002  DEC. 31, 2001  MAR. 31, 2003  MAR. 31, 2002
                                                                        -------------  -------------  -------------  -------------
                                                                                                               (UNAUDITED)
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue .............................................................     $ 260,341      $ 249,369      $  55,006      $  60,364
  Costs of revenues .................................................        66,536         76,466         13,081         18,732
  Amortization of purchased technology ..............................        10,169         10,324          2,531          2,597
                                                                          ---------      ---------      ---------      ---------
Gross Profit ........................................................       183,636        162,579         39,394         39,035
                                                                          ---------      ---------      ---------      ---------
  Research and development ..........................................        59,746         54,479         14,213         13,354
  Selling, general and administrative ...............................        95,973         86,592         21,951         20,845
  Amortization of goodwill and other intangibles ....................         1,600         21,664            400            400
                                                                          ---------      ---------      ---------      ---------
Income (loss) from operations .......................................        26,317           (156)         2,830          4,436
  Interest and other income (expense), net ..........................        (2,263)          (332)          (684)          (739)
                                                                          ---------      ---------      ---------      ---------
Income (loss) from continuing operations before provision
    for income taxes ... ............................................        24,054           (488)         2,146          3,697
  Provision for income taxes ........................................         8,140          6,122            632          1,184
                                                                          ---------      ---------      ---------      ---------
Income (loss) from continuing operations ............................        15,914         (6,610)         1,514          2,513
Income (loss) from discontinued operation, net of income taxes ......        (3,308)          (289)            --         (1,192)
Gain on sale from discontinued operation, net of income taxes .......        28,312             --             --             --
                                                                          ---------      ---------      ---------      ---------
  Net Income (loss) .................................................        40,918         (6,899)         1,514          1,321
                                                                          =========      =========      =========      =========

                                                                                 YEAR ENDED                THREE MONTHS ENDED
                                                                        ----------------------------  ----------------------------
                                                                        DEC. 31, 2002  DEC. 31, 2001  MAR. 31, 2003  MAR. 31, 2002
                                                                        -------------  -------------  -------------  -------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Earnings (loss) per share from continuing operations:
  Basic ..............................................................   $     0.26      $    (0.11)    $     0.02     $     0.04
  Diluted ............................................................         0.26           (0.11)          0.02           0.04
Earnings (loss) per share from discontinued operations:
  Basic ..............................................................        (0.05)          (0.01)            --          (0.02)
  Diluted ............................................................        (0.05)          (0.01)            --          (0.02)
Earnings per share from gain on sale of discontinued operation:
  Basic ..............................................................         0.47              --             --             --
  Diluted ............................................................         0.46              --             --             --
Earnings (loss) per share:
  Basic ..............................................................         0.68           (0.12)          0.02           0.02
  Diluted ............................................................         0.67           (0.12)          0.02           0.02
Weighted average number of shares outstanding:
  Basic ..............................................................       60,358          59,574         60,934         60,143
  Diluted ............................................................       61,386          59,574         61,632         61,776

                                                                                                   AS OF
                                                                        ------------------------------------------------------------
                                                                        DEC. 31, 2002  DEC. 31, 2001   MAR. 31, 2003   MAR. 31, 2002
                                                                        -------------  -------------   -------------   -------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and liquid investments...........................................   $  309,830      $  225,956      $  315,444     $  309,830
Working capital.......................................................      187,912         185,168         202,720        187,912
Total assets..........................................................      525,683,        484,404         530,584        525,683
Long-term liabilities.................................................      145,098         137,929         144,659        145,098
Shareholders' equity..................................................      302,007         248,822         303,769        302,007

FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

    In addition to the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Option Exchange Program. Copies of this report are available from us upon request and are available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

    PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL MARCH 1, 2004 AT THE EARLIEST. Employees are generally eligible to receive option grants at any time that the Board of Directors of Tekelec chooses to make them. However, if you participate in the Option Exchange Program, you will not be eligible to receive any option grants until March 1, 2004 at the earliest.

    THE VALUE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, WHICH COULD RESULT IN AN EXERCISE PRICE FOR YOUR NEW OPTION THAT IS THE SAME AS OR GREATER THAN YOUR EXISTING OPTION. The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors' results of operations and announcements of expected future results, changes in prices of our or our competitors' products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of the option received under the Option Exchange Program may be greater than the exercise price of your current option.

    IF YOU ARE NOT EMPLOYED BY TEKELEC OR ONE OF ITS SUBSIDIARIES ON THE NEW OPTION GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION. In order to receive new options in exchange for your cancelled options you must be employed by Tekelec or one of its subsidiaries on the new option grant date. If you elect to participate in the Option Exchange Program and are no longer employed by Tekelec or one of its subsidiaries on the new option grant date, you will not receive new options or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

    IF THERE IS A CHANGE OF CONTROL OF TEKELEC, YOU MAY NOT RECEIVE A NEW OPTION. In the event of a change of control of Tekelec occurring before the new option grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue new options under the Option Exchange Program. Therefore, it is possible that you will not receive any new options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of Tekelec before the new option grant date, even if you are vested with respect to some or all of the option at this time. In addition, the announcement of a change of control transaction regarding Tekelec could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Option Exchange Program.

    TAX TREATMENT OF NEW OPTIONS. Options granted under the Option Exchange Program will be nonstatutory stock options, regardless of whether the options tendered for exchange are incentive stock options or nonstatutory stock options. If you are a citizen or resident of the United States, no taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

    If you are a tax resident of a country other than the United States, the tax consequences of participating in this Option Exchange Program may be different for you. Please be sure to read Section 14 of this Offer to Exchange that discusses the potential tax consequences in the country in which you are subject to tax.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    The names of the members of the Board of Directors and executive officers of Tekelec and their positions, offices and option holdings as of July 24, 2003 are set forth below:

                                                                                                    SHARES SUBJECT TO OUTSTANDING
                                                                                                     OPTIONS UNDER THE 1994 PLAN
                                                                                                    -----------------------------
                                                                                                      NUMBER          % OF TOTAL
              NAME                                             POSITION                              OF SHARES       OUTSTANDING
              ----                                             --------                              ---------       -----------
Jean-Claude Asscher(1)...........  Chairman of the Board of Directors                                        0              0

Robert V. Adams(1)...............  Director                                                                  0              0

Daniel L. Brenner(1).............  Director                                                                  0              0

Martin Kaplan(1).................  Director                                                                  0              0

Jon F. Rager(1)..................  Director                                                                  0              0

Howard Oringer(1)................  Director                                                                  0              0

Frederick M. Lax(1)..............  Chief Executive Officer, President and Director                     700,000           3.82%

Monty Johnson....................  President and General Manager, Network Signaling Division            75,000           0.41%

Paul J. Pucino(1)................  Vice President and Chief Financial Officer                          362,500           1.98%

Lori A. Craven...................  Executive Vice President, Global Sales and Marketing Group          275,000           1.50%

Debra May(1).....................  President and General Manager, IEX Corporation                      270,000           1.47%

Ronald W. Buckly(1)..............  Vice President and General Counsel                                  492,216           2.69%

David Frankie....................  Vice President, Operations and Quality                              244,750           1.34%

Danny L. Parker..................  Vice President, Corporate Development                               220,988           1.21%

Teresa A. Pippin.................  Vice President, Human Resources                                     292,000           1.59%

(1) None of the Company's directors, Messrs. Lax, Pucino and Buckly, nor Ms. May are eligible to participate in the Option Exchange Program.

    The address of each member of the Board of Directors and executive officer is c/o Tekelec, 26580 West Agoura Road, Calabasas, California 91302.

     Upon their re-election to our board of directors on May 8, 2003 at our annual meeting of shareholders, each of Messrs. Adams, Asscher, Brenner, Oringer and Rager were automatically granted options to purchase five thousand (5,000) shares of our common stock in accordance with the Director Plan. The exercise price of these options granted under the Director Plan was $11.11, which was equal to the closing price of our common stock on The Nasdaq National Market on the date of grant. The options vest in four (4) equal quarterly installments over one (1) year as long as the holder remains one of our non-employee directors. Options granted under the Director Plan terminate on the seventh anniversary of the date of grant or, if earlier, ninety (90) days after the director ceases to serve as one of our non-employee directors for any reason other than death or disability or twelve (12) months after the director ceases to serve as a non-employee director due to death or disability.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

    The shares of common stock subject to those options cancelled under the Option Exchange Program and which are not used for the grant of new options will be retired and will not be returned to the pool of shares available for new option grants under the 1994 Plan.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Option Exchange Program because we will not grant any new options until a business day that is at least six (6) months and one (1) day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing market price of the common stock on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date).

12.  LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.   MATERIAL U.S. TAX CONSEQUENCES.

    The following is a general summary of the material U.S. tax consequences of the exchange of options under the Option Exchange Program for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

    This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. If you exchange your options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other option grant. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible stock options will change. However, it is possible that the Internal Revenue Service could decide that your right to exchange your incentive stock options under the Offer to Exchange is a "modification" of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of the incentive stock option to be treated as a nonqualified stock option.

    Options granted under the Option Exchange Program will be nonstatutory stock options in that they will not satisfy the requirements of Section 422 of the Internal Revenue Code to be considered incentive stock options. The federal income tax treatment for nonstatutory stock options is as follows:

    - No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option without a readily ascertainable fair market value. The optionee will, in general, recognize ordinary income in the year in which the nonstatutory stock option is exercised so long as the underlying stock is not subject to is subject to both substantial risk of forfeiture and transferability restrictions. The amount of ordinary income in such cases is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

    - We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory stock option. The deduction will in general be allowed for the taxable year of Tekelec in which the ordinary income is recognized by the optionee.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

14. MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES.

     Below are summaries of the material tax consequences of the exchange of options under the Option Exchange Program for those employees subject to tax in the following foreign jurisdictions: Canada, the United Kingdom, France, Germany and the Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. The summaries also include other country specific requirements that may affect your participation in the Option Exchange Program. If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR OTHER LEGAL ADVISOR TO DISCUSS THE TAX, SOCIAL INSURANCE AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

CANADA

Option Exchange. The tax treatment as a result of your exchange of cancelled options for a grant of new options is uncertain. It is possible that the Canada Customs and Revenue Agency (the "CCRA") will treat the exchange as: (i) a continuation of the original option with a reduction in exercise price; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., an exchange of the cancelled options followed by a grant of unrelated new options), whereby the exchange is viewed as a disposition for no consideration and no taxable income arises. It is likely that the exchange will be as described in (iii) above. However, it is also possible that the exchange will be as described in (i) above, a continuation of the cancelled options with a reduction in the exercise price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the exchange would be tax free and you would continue to be able to claim the one-half exemption in computing your taxable income upon exercise of the new option and the C$100,000 annual tax deferral as discussed below with regard to the option. If the proposed amendments do not become law (although this appears unlikely) and the CCRA views the exchange as described in (i) above, you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the new option.

Grant of New Option. You will not be subject to tax when the new options are granted to you under the 1994 Plan.

Exercise of New Option. Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new option, you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this "gain" is subject to tax provided the CCRA does not treat the exchange as described in (i) above or the proposed amendment does not take effect as written. This amount (i.e., one-half of the gain) will be subject to tax at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or
(iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

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

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above) and the proposed amendment does not take effect, the one-half exemption and the deferral will not be available under current law.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

Sale of Shares. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Tekelec which you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting. Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new option or the sale of shares. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

THE UNITED KINGDOM

Option Exchange. It is unlikely that you will be subject to income tax as a result of your exchange of cancelled options for a grant of new options.

Grant of New Option. You will not be subject to tax when the new options are granted to you under the 1994 Plan.

Exercise of New Option. You will be subject to income tax at your marginal income tax rate and employees' National Insurance Contributions ("NICs") (at the rates set out in the NICs section below) when you exercise your new options. The taxable amount will be the difference (or spread) between the fair market value of the shares at exercise and the exercise price.

NICs. With effect from April 6, 2003, employees' NICs are payable at the rate of 11% on earnings up to the upper earnings limit set for employees' NICs purposes, and at 1% on earnings (including the spread) in excess of the upper earnings limit. For the tax year April 6, 2003 to April 5, 2004, the upper earnings limit is L30,940 per annum.

If your cancelled options were granted prior to May 19, 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your new options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new options.

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

Sale of Shares. When you subsequently sell shares acquired upon exercise of your new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise (less any costs of acquisition or disposal).

Please note that an annual exemption is available to set against total gains of L7,900 for the tax year April 6, 2003 to April 5, 2004, and you may also be able to benefit from taper relief to reduce your taxable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by Tekelec or the Tekelec group during this time.

Withholding and Reporting. Your employer is required to withhold and account for income tax and NICs through the Pay As You Earn system on the spread at exercise of your new options.

Your employer will pay the income tax and NICs withheld to the UK Inland Revenue on your behalf. If your employer is unable to withhold some or all of the income tax from your salary, you are required to reimburse your employer for your income tax liability within 90 days of the date of option exercise. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your new options, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This benefit will give rise to a further income tax charge. As a result of the 2003 UK Budget, this deemed benefit tax charge will be extended to include NICs that are not reimbursed to your employer within 90 days. This change is expected to become effective later in 2003.

Additional Reporting Requirements. If you are a director or shadow director of a UK subsidiary of Tekelec and the UK subsidiary is not wholly owned by Tekelec, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Tekelec and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your new option or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

FRANCE

Option Exchange. You will not be subject to tax as a result of your exchange of cancelled options for a grant of new options.

Grant of New Option. You will not be subject to tax when the new options are granted to you under the 1994 Plan.

Exercise of New Option. When you exercise your new option, you will be subject to tax on the difference (or spread) between the fair market value of the underlying shares at exercise and the exercise price. The spread will be taxed at the progressive rate up to currently 49.58%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares. If you acquire shares upon the exercise of your new option, you will be subject to tax when you sell the shares on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. This tax applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (E15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

Withholding and Reporting. Under current French law, your employer is not required to withhold income tax when you exercise your new option, provided that you are a French resident for tax purposes. (There may be an income tax withholding obligation for nonresident employees, depending upon the treaty provisions between France and your country of residence.) However, your employer is required to report these amounts on its annual declaration of salaries, which is filed with the tax and labor authorities, and to withhold and pay all applicable social insurance contributions when the new option is exercised. You are responsible for reporting all income you receive, including the spread, on your personal income tax return.

Exchange Control Information. You may hold shares acquired upon exercise of the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds E7,600.

GERMANY

Option Exchange. It is unlikely that you will be subject to tax as a result of your exchange of cancelled options for a grant of new options.

Grant of New Option. You will not be subject to tax when the new options are granted to you under the 1994 Plan.

Exercise of New Option. When you exercise your new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct the lesser of (i) E154, and (ii) 50% of the value of the shares you acquire upon exercise from the spread per calendar year from the taxable amount because this income results from the purchase of stock in your employer's parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares. You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Tekelec's stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise) as capital gain, less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds E511 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of E511).

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information. Cross-border payments in excess of E12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of E12,500 in connection with the purchase or sale of Tekelec shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of E5,000,000 on a monthly basis. Finally, you must report your holdings annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Tekelec.

THE NETHERLANDS

Option Exchange. If your cancelled options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the cancelled options, you will not be subject to tax as a result of your exchange of cancelled options for a grant of new options.

If your cancelled options were taxed at the time the options became unconditionally exercisable and the exchange occurs within three years from the date of acceptance, you may be subject to tax as a result of your exchange of cancelled options for a grant of new options if the exchange is deemed a fictitious exercise.

If taxation on your cancelled options was deferred to the time of exercise because (i) you agreed to restrict your exercise to a cashless sell-all method of exercise (i.e., you authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers' fees and any applicable taxes), or (ii) you and your employer jointly elected to defer tax until exercise and filed a corresponding election form with the Dutch tax authorities before your cancelled options first started to vest, then you will in principle not be subject to tax as a result of your exchange of cancelled options for a grant of new options.

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

Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxation of your options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

Grant of New Option. You will not be subject to tax when the new options are granted to you under the 1994 Plan.

Vesting and Exercise of New Option. In general, you will be subject to tax each time that your new option vests (as described in more detail below). Tekelec may offer you the opportunity to defer the tax liability until exercise by signing (jointly with your employer) a Tax Deferral Election Form and filing it with the Dutch tax authorities before the new option first starts to vest. You will receive more information in this regard when you receive your new option award form after the grant of the new option.

No Election to Defer Tax on New Option. If you do not elect to defer income tax until the exercise of your new option, you will be subject to income tax at the time that your new option becomes unconditionally exercisable (generally, each time your new option vests). At this time, you will be subject to income tax on both the intrinsic value and the expectation value of the option. The intrinsic value will be calculated as the difference between the fair market value of the shares at vesting and the exercise price. The expectation value is calculated based on a statutory formula which calculates the expected price development of the stock during the period the option may be exercised after it vests. You will also be subject to social insurance contributions on the intrinsic value and the expectation value if you have not already exceeded your applicable wage ceiling.

In addition to paying income tax at the time the new option becomes unconditional, you will be subject to income tax on exercise or disposal of the new option if the option is exercised or disposed of within three years of the time you accept your new grant (assuming that the gain at exercise/disposal is greater than the amount on which you already paid tax at vesting). The amount subject to income tax will be the difference between the fair market value on the date of exercise/disposal and the exercise price less the amount that was subject to tax at the time of vesting. You will also be subject to social insurance contributions on this amount if you have not already exceeded your applicable wage ceiling. If the gain at exercise/disposal is less than the amount that was subject to tax at the time of vesting, you will not be entitled to a tax credit or deduction for this difference.

No credit will be given for any tax previously paid with respect to the cancelled options.

Election to Defer Tax on New Option. If you elect to defer income tax until exercise for your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, this gain is subject to social insurance contributions if you have not already exceeded your applicable wage ceiling. (Please note that your liability for employees' insurance contributions will not be deferred until the time of exercise; instead, these contributions will be due upon vesting on the taxable amount at that time, i.e., the intrinsic value plus the expectation value. Your liability for national insurance contributions will be deferred until exercise.)

No credit will be given for any tax previously paid with respect to the cancelled options.

Sale of Shares. If you acquire shares upon exercise of your new options, you will not be subject to tax when you sell the shares provided you hold less than a 5% interest in Tekelec and you hold the shares as a private investment at the time of the sale.

Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due at the time of vesting and/or exercise, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any investment tax due (see below) or any tax due upon the sale of the shares.

Investment Tax. You are subject to an investment yield tax of 1.2% (Box III income) based on the average of the value of all assets (including the proceeds of the sale of Tekelec shares) that you own at the end of the year. An exemption is available on the first E18,800 (2003) of the average value of the assets held during the relevant calendar year.

Exchange Control Information. Statistical reporting of payments of E50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

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
15.  EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

     We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

     Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

     If we materially change the terms of the Option Exchange Program or the information concerning the Option Exchange Program, or if we waive a material condition of the Option Exchange Program, we will extend the expiration date. Except for a change in the ratio by which cancelled options are exchanged for new options under the Option Exchange Program, the amount of time by which we will extend the expiration date following a material change in the term of the Option Exchange Program or information concerning the Option Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Option Exchange Program for a period of no fewer than ten (10) business days after the date of such notice if we increase or decrease:

     -   the amount of consideration offered for the exchanged options;

     - the number of options eligible to be elected for exchange in the Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds two percent (2%) of the shares of common stock issuable upon exercise of the options that are subject to the Option Exchange Program immediately prior to the increase; or

     - the period in which you may participate in the Option Exchange Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15.

16.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options under the Option Exchange Program.

17.  ADDITIONAL INFORMATION.

     We recommend that, in addition to this Offer to Exchange and Election to Participate, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Option Exchange Program:

     - our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003;

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

     - the definitive proxy statement for our 2003 annual meeting of shareholders, filed with the Securities and Exchange Commission on April 8, 2003;

     - all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Offer to Exchange and before the termination of this offering.

     The Securities and Exchange Commission file number for all of these filings is 000-15135. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                  Tekelec
                  Stock Administration
                  26580 West Agoura Road
                  Calabasas, California 91302
                  Attn: Karolyn Flesher

     You may also make a request by telephone at (818) 880-7820 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Tekelec should be read together with the information contained in the documents to which we have referred you.

Tekelec                                                           August 1, 2003

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